UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

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Abbott Laboratories
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Abbott Laboratories
100 Abbott Park Road
Abbott Park, Illinois 60064-6400 U.S.A.

Cover:

Yew Han Yong is an active 3-year-old from Singapore who enjoys preschool. He maintains his energy, thanks in part to Grow, a nutritional supplement for children that delivers important nutrients to enhance their daily diet.

Your Vote
Is Important

Please sign and promptly return your
proxy in the enclosed envelope or vote
your shares by telephone or using the Internet.

Notice of Annual Meeting
of Shareholders

The Annual Meeting of the Shareholders of Abbott Laboratories will be held at Abbott's headquarters, 100 Abbott Park Road, at the intersection of Route 137 and Waukegan Road, Lake County, Illinois, on Friday, April 28, 2006, at 9:00 a.m. for the following purposes:

•
To elect 13 directors to hold office until the next Annual Meeting or until their successors are elected (Item 1 on the proxy card),

•
To ratify the appointment of Deloitte & Touche LLP as auditors of Abbott for 2006 (Item 2 on the proxy card), and

•
To transact such other business as may properly come before the meeting, including consideration of three shareholder proposals, if presented at the meeting (Items 3, 4, and 5 on the proxy card).

The board of directors recommends that you vote FOR Items 1 and 2 on the proxy card.

The board of directors recommends that you vote AGAINST Items 3, 4, and 5 on the proxy card.

The close of business March 1, 2006 has been fixed as the record date for determining the shareholders entitled to receive notice of and to vote at the Annual Meeting.

Admission to the meeting will be by admission card only. If you plan to attend, please complete and return the reservation form on the back cover, and an admission card will be sent to you. Due to space limitations, reservation forms must be received before April 21, 2006. Each admission card, along with photo identification, admits one person. A shareholder may request two admission cards.

By order of the board of directors.

LAURA J. SCHUMACHER
 Secretary

March 24, 2006

Abbott Laboratories

Proxy Statement

Solicitation of Proxies

The accompanying proxy is solicited on behalf of the board of directors for use at the Annual Meeting of Shareholders. The meeting will be held on April 28, 2006, at Abbott's headquarters, 100 Abbott Park Road, at the intersection of Route 137 and Waukegan Road, Lake County, Illinois. This proxy statement and the accompanying proxy card are being mailed to shareholders on or about March 24, 2006.

Information about the Annual Meeting

Who Can Vote

Shareholders of record at the close of business on March 1, 2006 will be entitled to notice of and to vote at the Annual Meeting. As of January 31, 2006, Abbott had 1,538,625,812 outstanding common shares, which are Abbott's only outstanding voting securities. All shareholders have cumulative voting rights in the election of directors and one vote per share on all other matters.

Cumulative Voting

Cumulative voting allows a shareholder to multiply the number of shares owned by the number of directors to be elected and to cast the total for one nominee or distribute the votes among the nominees, as the shareholder desires. Nominees who receive the greatest number of votes will be elected. If you wish to cumulate your votes, you must sign and mail in your proxy card or attend the Annual Meeting.

Voting by Proxy

All of Abbott's shareholders may vote by mail or at the Annual Meeting. The bylaws provide that a shareholder may authorize no more than two persons as proxies to attend and vote at the meeting. Most of Abbott's shareholders may also vote their shares by telephone or the Internet. If you vote by telephone or the Internet, you do not need to return your proxy card. The instructions for voting by telephone or the Internet can be found with your proxy card.

Revoking a Proxy

You may revoke your proxy by voting in person at the Annual Meeting or, at any time prior to the meeting:

•
by delivering a written notice to the secretary of Abbott,

•
by delivering an authorized proxy with a later date, or

•
by voting by telephone or the Internet after you have given your proxy.

Discretionary Voting Authority

Unless authority is withheld in accordance with the instructions on the proxy, the persons named in the proxy will vote the shares covered by proxies they receive to elect the 13 nominees named in Item 1 on the proxy card. Should a nominee become unavailable to serve, the shares will be voted for a substitute designated by the board of directors, or for fewer than 13 nominees if, in the judgment of the proxy holders, such action is necessary or desirable. The persons named in the proxy may also decide to vote shares cumulatively so that one or more of the nominees may receive fewer votes than the other nominees (or no votes at all), although they have no present intention of doing so.

Where a shareholder has specified a choice for or against the ratification of the appointment of Deloitte & Touche LLP as auditors, or the approval of a shareholder proposal, or where the shareholder has abstained on these matters, the shares represented by the proxy will be voted (or not voted) as specified. Where no choice has been specified, the proxy will be voted FOR ratification of Deloitte & Touche LLP as auditors and AGAINST the shareholder proposals.

With the exception of matters omitted from this proxy statement pursuant to the rules of the Securities and Exchange Commission, the board of directors is not aware of any other issue which may properly be brought before the meeting. If other matters are properly brought before the meeting, the accompanying proxy will be voted in accordance with the judgment of the proxy holders.

Quorum and Vote Required to Approve Each Item on the Proxy

A majority of the outstanding shares entitled to vote on a matter, represented in person or by proxy, constitutes a quorum for consideration of that matter at the meeting. The affirmative vote of a majority of the shares represented at the meeting and entitled to vote on a matter shall be the act of the shareholders with respect to that matter.

Effect of Broker Non-Votes and Abstentions

A proxy submitted by an institution such as a broker or bank that holds shares for the account of a beneficial owner may indicate that all or a portion of the shares represented by that proxy are not being voted with respect to a particular matter. This could occur, for example, when the broker or bank is not permitted to vote those shares in the absence of instructions from the beneficial owner of the stock. These "non-voted shares" will be considered shares not present and, therefore, not entitled to vote on that matter, although these shares may be considered present and entitled to vote for other purposes. Non-voted shares will not affect the determination of the outcome of the vote on any matter to be decided at the meeting. Shares represented by proxies which are present and entitled to vote on a matter but which have elected to abstain from voting on that matter will have the effect of votes against that matter.

Inspectors of Election

The inspectors of election and the tabulators of all proxies, ballots, and voting tabulations that identify shareholders are independent and are not Abbott employees.

Cost of Soliciting Proxies

Abbott will bear the cost of making solicitations from its shareholders and will reimburse banks and brokerage firms for out-of-pocket expenses incurred in connection with this solicitation. Proxies may be solicited by mail or in person by directors, officers, or employees of Abbott and its subsidiaries.

Abbott has retained Georgeson Shareholder to aid in the solicitation of proxies, at an estimated cost of $17,500 plus reimbursement for reasonable out-of-pocket expenses.

Abbott Laboratories Stock Retirement Plan

Participants in the Abbott Laboratories Stock Retirement Plan will receive a voting instruction card for their shares held in the Abbott Laboratories Stock Retirement Trust. The Stock Retirement Trust is administered by both a trustee and three co-trustees. The trustee of the Trust is Putnam Fiduciary Trust Company. The co-trustees are Thomas C. Freyman, Robert E. Funck, and Stephen R. Fussell, officers of Abbott. The voting power with respect to the shares is held by and shared between the co-trustees and the participants. The co-trustees must solicit voting instructions from the participants and follow the voting instructions they receive. The co-trustees may use their own discretion with respect to those shares for which no voting instructions are received.

Confidential Voting

It is Abbott's policy that all proxies, ballots, and voting tabulations that reveal how a particular shareholder has voted be kept confidential and not be disclosed, except:

•	where disclosure may be required by law or regulation,
•	where disclosure may be necessary in order for Abbott to assert or defend claims,
•	where a shareholder provides comments with a proxy,
•	where a shareholder expressly requests disclosure,
•	to allow the inspectors of election to certify the results of a vote, or
•	in other limited circumstances, such as a contested election or proxy solicitation not approved and recommended by the board of directors.

Information Concerning Nominees for Directors (Item 1 on Proxy Card)

Thirteen directors are to be elected to hold office until the next Annual Meeting or until their successors are elected. All of the nominees are currently serving as directors.

Nominees for Election as Directors

Roxanne S. Austin                                     Age 45                                  Director since 2000

Former President and Chief Operating Officer, DIRECTV, Inc., El Segundo, California
(Digital Satellite Television Service Provider)

Mrs. Austin served as president and chief operating officer of DIRECTV, Inc. from June 2001 to December 2003. She also served as executive vice president of Hughes Electronics Corporation and as a member of its executive committee until December 2003. From 1997 to June 2001, Mrs. Austin was the corporate senior vice president and chief financial officer of Hughes Electronics Corporation. Mrs. Austin served as Hughes Electronics' vice president, treasurer, chief accounting officer and controller from December 1996 to July 1997; as its vice president, treasurer, and controller from July 1996 to December 1996; and as its vice president and controller from July 1993 to July 1996. Prior to joining Hughes, Mrs. Austin was a partner at the accounting firm Deloitte & Touche. Mrs. Austin earned her B.B.A. degree in accounting from the University of Texas at San Antonio. She serves on the board of trustees of the California Science Center. Mrs. Austin serves on the board of directors of Target Corporation.

William M. Daley                                        Age  57                                 Director since 2004

Chairman of the Midwest, JPMorgan Chase & Co., Chicago, Illinois
(Banking and Financial Services Company)

Mr. Daley has served as the senior executive of the Midwest region and serves on the JPMorgan Chase & Co. Executive Committee and on its International Council since May 2004. He served as President, SBC Communications, Inc. (diversified telecommunications) from December 2001 to May 2004. Mr. Daley was vice chairman of Evercore Capital Partners L.P. from January to November 2001. From June to December 2000, Mr. Daley served as Chairman of Vice President Albert Gore's 2000 presidential election campaign. Mr. Daley served as the U.S. Secretary of Commerce from January 1997 to June 2000. Mr. Daley serves on the board of directors of Boston Properties, Inc., The Boeing Company, The Art Institute of Chicago, Joffrey Ballet of Chicago, Loyola University of Chicago, Northwestern Memorial Hospital, and Northwestern University. He also sits on the Council on Foreign Relations. Mr. Daley is a graduate of Loyola University in Chicago and of John Marshall Law School.

W. James Farrell                                        Age  63                                 Director since 2006

Chairman of Illinois Tool Works Inc., Glenview, Illinois
(Worldwide Manufacturer of Highly Engineered Products and Specialty Systems)

Mr. Farrell has served as the Chairman of Illinois Tool Works Inc. since 1996. Mr. Farrell served as Illinois Tool Works' Chief Executive Officer from 1995 to 2005 and has served on its board of directors since 1995. He also serves on the board of directors of Allstate Insurance Company, Kraft Foods, Inc. and UAL Corporation.

H. Laurance Fuller                                     Age 67                                  Director since 1988

Retired Co-Chairman of the Board, BP Amoco, p.l.c., London, United Kingdom
(Integrated Petroleum and Chemicals Company)

Mr. Fuller was elected president of Amoco Corporation in 1983 and chairman and chief executive officer in 1991. As the result of the merger of British Petroleum, p.l.c. and Amoco effective December 31, 1998, he became co-chairman of BP Amoco, p.l.c. He retired from that position in April 2000. He is a director of Cabot MicroElectronics Corporation, Motorola, Inc., and the Rehabilitation Institute of Chicago, and a trustee of The Orchestral Association and Cornell University.

Richard A. Gonzalez                                   Age 52                                  Director since 2001

President and Chief Operating Officer, Medical Products Group, Abbott Laboratories

Mr. Gonzalez was elected Abbott's president and chief operating officer, medical products group in 2001. He served as executive vice president, medical products from 2000 to 2001, as senior vice president, hospital products from 1998 to 2000, and as vice president, Abbott HealthSystems division from 1995 to 1998. Mr. Gonzalez joined Abbott in 1977. He received his bachelor's degree in biochemistry from the University of Houston and his master's degree in biochemistry from the University of Miami.

Jack M. Greenberg                                   Age 63                                  Director since 2000

Retired Chairman and Chief Executive Officer, McDonald's Corporation, Oak Brook, Illinois (Developer, Operator, and Franchisor of a Worldwide System of Restaurants)

At the end of 2002, Mr. Greenberg retired as chairman and chief executive officer of McDonald's Corporation. He had served as McDonald's chairman since May 1999 and as its chief executive officer since August 1998. Mr. Greenberg served as McDonald's president from August 1998 to May 1999, and as its vice-chairman from December 1991 to 1998. Mr. Greenberg also served as chairman (from October 1996) and chief executive officer (from July 1997) of McDonald's USA until August 1998. Mr. Greenberg is a graduate of DePaul University's School of Commerce and School of Law. He is a member of the American Institute of Certified Public Accountants, the Illinois CPA Society, and the Chicago Bar Association. Mr. Greenberg is a director of The Allstate Corporation, First Data Corporation, Hasbro, Inc., Manpower Inc., and Quintiles Transnational Corp. He is also a member of the board of trustees of DePaul University, the Field Museum, and the Chicago Community Trust.

The Rt. Hon. Lord Owen CH                  Age 67                                  Director since 1996

Chairman of Global Natural Energy p.l.c., London, United Kingdom
(Owner and Operator of Gasoline Retailing Sites)

David Owen is a British subject. He has been chairman of Global Natural Energy p.l.c. since 1995. He was a neurologist and Research Fellow on the Medical Unit of St. Thomas' Hospital, London, from 1965 through 1968 and a member of Parliament for Plymouth in the House of Commons from 1966 until he retired in May of 1992. In 1992, he was created a Life Peer and a Member of the House of Lords. In August of 1992, the European Union appointed him Co-Chairman of the International Conference on Former Yugoslavia. He stepped down in June of 1995. Lord Owen was Secretary for Foreign and Commonwealth Affairs from 1977 to 1979 and Minister of Health from 1974 to 1976.

Boone Powell Jr.                                         Age 69                                 Director since 1985

Retired Chairman, Baylor Health Care System, Dallas, Texas

Mr. Powell had been associated with Baylor University Medical Center since 1980 when he was named president and chief executive officer. In August 2001, Mr. Powell retired from his position as Chairman of Baylor Health Care System. Prior to joining Baylor, he was president of Hendrick Medical Center in Abilene, Texas. He is a director of Comerica Bank-Texas, U.S. Oncology, and United Surgical Partners International and a fellow of the American College of Health Care Executives. Mr. Powell is a graduate of Baylor University. He received a master's degree in hospital administration from the University of California.

W. Ann Reynolds,  Ph.D.                           Age 68                                  Director since 1980

Retired Director, Center for Community Outreach and Development, The University of Alabama at Birmingham, Birmingham, Alabama

At the end of 2003, Dr. Reynolds retired as director, Center for Community Outreach and Development, The University of Alabama at Birmingham. She had served in that position since 2002 and as the university's president from 1997 to 2002. From 1990 to 1997, Dr. Reynolds served as chancellor of The City University of New York. Prior to that, she served as chancellor of The California State University, chief academic officer of Ohio State University and associate vice chancellor for research and dean of the graduate college of the University of Illinois Medical Center. She also held appointments as professor of anatomy, research professor of obstetrics and gynecology, and acting associate dean for academic affairs at the University of Illinois College of Medicine. Dr. Reynolds is a graduate of Emporia State University (Kansas) and holds M.S. and Ph.D. degrees in zoology from the University of Iowa. She is also a director of Humana Inc., Maytag Corporation, Owens-Corning, Invitrogen, and the Champaign-Urbana News Gazette.

Roy S. Roberts                                              Age 66                                 Director since 1998

Managing Director, Reliant Equity Investors, Chicago, Illinois (Venture Capital Firm)

Mr. Roberts has served as managing director of Reliant Equity Investors since September 2000. Mr. Roberts retired from General Motors in April 2000. At the time of his retirement, he was group vice president for North American Vehicle Sales, Service and Marketing of General Motors Corporation, having been elected to that position in October 1998. Prior to that time, he was vice president and general manager in charge of Field Sales, Service and Parts for the Vehicle Sales, Service and Marketing Group from August 1998 to October 1998, general manager of the Pontiac-GMC Division from February 1996 to October 1998, and general manager of the GMC Truck Division from October 1992 to February 1996. Mr. Roberts first joined General Motors Corporation in 1977 and became a corporate officer of General Motors Corporation in April 1987. Mr. Roberts earned a bachelor's degree from Western Michigan University. He serves as a director of Burlington Northern Santa Fe Corporation; as Trustee Emeritus at Western Michigan University; as immediate past president and on the National Board of Directors for the Boy Scouts of America; and on the Board of the Michigan Opera Theatre.

William D. Smithburg                               Age 67                                  Director since 1982

Retired Chairman, President and Chief Executive Officer, The Quaker Oats Company, Chicago, Illinois (Worldwide Food Manufacturer and Marketer of Beverages and Grain-Based Products)

Mr. Smithburg retired from Quaker Oats in October 1997. Mr. Smithburg joined Quaker Oats in 1966 and became president and chief executive officer in 1981, and chairman and chief executive officer in 1983 and also served as president from November 1990 to January 1993 and again from November 1995. Mr. Smithburg was elected to the Quaker board in 1978 and served on its executive committee until he retired. He is a director of Smurfit-Stone Container Corporation, Northern Trust Corporation, and Corning Incorporated. He is a member of the board of trustees of Northwestern University. Mr. Smithburg earned a B.S. degree from DePaul University and an M.B.A. degree from Northwestern University.

John R. Walter                                             Age 59                                 Director since 1990

Retired President and Chief Operating Officer, AT&T Corporation, Basking Ridge, New Jersey (Telecommunications Company); and Former Chairman and Chief Executive Officer, R. R. Donnelley & Sons Company, Chicago, Illinois (Printing Company)

Mr. Walter served as president and chief operating officer of AT&T Corporation from October 1996 to July 1997. Prior to that time, he was chairman, president and chief executive officer of R. R. Donnelley & Sons Company, a printing company. He was elected chairman of the board and chief executive officer in 1989 and president in 1987. He holds a bachelor's degree from Miami University of Ohio. Mr. Walter serves as a director of Deere & Company, Manpower Inc., SNP Corporation of Singapore, and VascoData Security International. He is a trustee of Northwestern University and a director of Evanston Northwestern Healthcare and Steppenwolf Theatre.

Miles D. White                                             Age 50                                 Director since 1998

Chairman of the Board and Chief Executive Officer, Abbott Laboratories

Mr. White has served as Abbott's chairman of the board and chief executive officer since 1999. He served as an executive vice president of Abbott from 1998 to 1999, as senior vice president, diagnostics operations from 1994 to 1998, and as vice president, diagnostics systems operations from 1993 to 1994. Mr. White joined Abbott in 1984. He received both his bachelor's degree in mechanical engineering and M.B.A. degree from Stanford University. He serves on the board of trustees of The Culver Educational Foundation, The Field Museum in Chicago, and Northwestern University and is chairman of the board of directors of the Federal Reserve Bank of Chicago. He serves as a director of Motorola Inc. and the Tribune Company.

The Board of Directors and its Committees

The Board of Directors

The board of directors held eight meetings in 2005. The average attendance of all directors at board and committee meetings in 2005 was 97 percent. Abbott encourages its board members to attend the annual shareholders meeting. Last year, all of Abbott's directors attended the annual shareholders meeting.

The board has determined that each of the following directors, who constitute all eleven of Abbott's non-employee directors, is independent in accordance with the New York Stock Exchange listing standards: R. S. Austin, W. M. Daley, W. J. Farrell, H. L. Fuller, J. M. Greenberg, D. A. L. Owen, B. Powell Jr., W. A. Reynolds, R. S. Roberts, W. D. Smithburg, and J. R. Walter. To determine independence, the board applied the categorical standards found on Exhibit A to this proxy statement. The board also considered whether a director has any other material relationships with Abbott or its subsidiaries and concluded that none of these directors had a relationship that impaired the director's independence. In making its determination, the board relied on both information provided by the directors and information developed internally by Abbott.

The chairman of the nominations and governance committee acts as lead director to facilitate communication with the board and preside over regularly conducted executive sessions of the independent directors or sessions where the chairman of the board is not present. It has been and continues to be the role of the lead director to review and approve matters, such as agenda items, schedule sufficiency, and, where appropriate, information provided to other Board members. The lead director is chosen by and from the independent members of the Board of Directors, and serves as the liaison between the chairman and the independent directors; however, all directors are encouraged to, and in fact do, consult with the chairman on each of the above topics as well. The lead director, and each of the other directors, communicates regularly with the chairman and chief executive officer regarding appropriate agenda topics and other board related matters.

Committees of the Board of Directors

The board of directors has five committees established in Abbott's bylaws: the executive committee, audit committee, compensation committee, nominations and governance committee, and public policy committee. Each of the members of the audit committee, compensation committee, nominations and governance committee, and public policy committee is independent.

The executive committee, whose members are M. D. White, chairman, H. L. Fuller, J. M. Greenberg, W. A. Reynolds, and W. D. Smithburg, did not hold any meetings in 2005. This committee may exercise all the authority of the board in the management of Abbott, except for matters expressly reserved by law for board action.

The audit committee, whose members are J. M. Greenberg, chairman, R. S. Austin, D. A. L. Owen, W. D. Smithburg, and J. R. Walter, held seven meetings in 2005. The committee is governed by a written charter, a copy of which is attached as Exhibit B to this proxy statement. This committee assists the board of directors in fulfilling its oversight responsibility with respect to Abbott's accounting and financial reporting practices and the audit process, the quality and integrity of Abbott's financial statements, the independent auditors' qualifications, independence and performance, the performance of Abbott's internal audit function and internal auditors, and certain areas of legal and regulatory compliance. Each of the members of the audit committee is financially literate, as required of audit committee members by the New York Stock Exchange. The board of directors has determined that both J. M. Greenberg, the committee's chairman, and R. S. Austin are "audit committee financial experts." A copy of the report of the audit committee is on page 22.

The compensation committee, whose members are W. D. Smithburg, chairman, W. M. Daley, W. J. Farrell, H. L. Fuller, J. M. Greenberg, and B. Powell Jr., held two meetings in 2005. The committee is governed by a written charter. This committee assists the board of directors in carrying out the responsibilities of the board relating to the compensation of Abbott's executive officers and directors by discharging the responsibilities set forth in its charter. A copy of the report of the compensation committee is on pages 13 and 14.

The nominations and governance committee, whose members are H. L. Fuller, chairman, W. J. Farrell, D. A. L. Owen, W. A. Reynolds, and R. S. Roberts, held four meetings in 2005. The committee is governed by a written charter. This committee assists the board of directors in identifying individuals qualified to become board members and recommends to the board the nominees for election as directors at the next annual meeting of shareholders, recommends to the board the persons to be elected as executive officers of Abbott, develops and recommends to the board the corporate governance guidelines applicable to Abbott, and serves in an advisory capacity to the board and the chairman of the board on matters of organization, management succession plans, major changes in the organizational structure of Abbott, and the conduct of board activities. The process used by this committee to identify a nominee depends on the qualities being sought. Board members should have backgrounds that when combined provide a portfolio of experience and knowledge that will serve Abbott's governance and strategic needs. Board candidates will be considered on the basis of a range of criteria, including broad-based business knowledge and relationships, prominence and excellent reputations in their primary fields of endeavor, as well as a global business perspective and commitment to good corporate citizenship. Directors should have demonstrated experience and ability that is relevant to the board of directors' oversight role with respect to Abbott's business and affairs.

The public policy committee, whose members are W. A. Reynolds, chair, R. S. Austin, W. M. Daley, B. Powell Jr., R. S. Roberts, and J. R. Walter, held two meetings in 2005. The committee is governed by a written charter. This committee assists the board of directors in fulfilling its oversight responsibility with respect to Abbott's public policy, certain areas of legal and regulatory compliance, and governmental affairs and healthcare compliance issues that affect Abbott by discharging the responsibilities set forth in its charter.

Communicating with the Board of Directors

You may communicate with the board of directors by writing a letter to the chairman of the board, to the chairman of the nominations and governance committee, who acts as the lead director at the meetings of the independent directors, or to the independent directors c/o Abbott Laboratories, 100 Abbott Park Road, D-364, AP6D, Abbott Park, Illinois 60064-6400 Attention: corporate secretary. The general counsel and corporate secretary will regularly forward to the addressee all letters other than mass mailings, advertisements, and other materials not relevant to Abbott's business.

Corporate Governance Materials

Abbott's corporate governance guidelines, outline of directorship qualifications, code of business conduct and the charters of Abbott's audit committee, compensation committee, nominations and governance committee, and public policy committee are all available in the corporate governance section of Abbott's investor relations Web Site (www.abbottinvestor.com) or by sending a request for a paper copy to: Abbott Laboratories, 100 Abbott Park Road, Dept. 383, AP6D2, Abbott Park, Illinois 60064-6400, attn. Investor Relations.

Compensation of Directors

Abbott employees are not compensated for serving on the board or board committees. Abbott's non-employee directors are compensated for their service under the Abbott Laboratories Non-Employee Directors' Fee Plan and the Abbott Laboratories 1996 Incentive Stock Program.

Under the Abbott Laboratories Non-Employee Directors' Fee Plan, non-employee directors earn $6,667 for each month of service as director and $1,000 for each month of service as a chairman of a board committee. In recognition of the increasing demands on the chairman and members of the audit committee, the Board has amended the Plan. Effective as of the 2006 Annual Meeting, the chairman of the audit committee will receive $1,500 for each month of service as a chairman of that committee and the other members of the audit committee will receive $500 for each month of service as a committee member.

Fees earned under the Abbott Laboratories Non-Employee Directors' Fee Plan are paid in cash to the director, paid in the form of non-qualified stock options (based on an independent appraisal of their fair market value), or deferred (as a non-funded obligation of Abbott or paid into a grantor trust established by the director) until payments commence (generally at age 65 or upon retirement from the board of directors). The director may elect to have deferred fees credited to either a guaranteed interest account at the prime rate plus 2.25 percent or to a stock equivalent account that earns the same return as if the fees were invested in Abbott stock. If necessary, Abbott contributes funds to a director's trust so that as of year-end the stock equivalent account balance (net of taxes) is not less than seventy-five percent of the value of Abbott common stock. Abbott pays the director for any tax owed on the income earned by the trust or any supplemental contribution to the trust by Abbott.

The Abbott Laboratories 1996 Incentive Stock Program provides that each non-employee director elected to the board of directors at the annual shareholder meeting receives restricted stock units covering a number of Abbott common shares having a fair market value on the date of the award closest to, but not exceeding $90,000. In 2005, this was 1,889 shares. The non-employee directors receive cash payments equal to the dividends paid on the Abbott shares covered by the units. Upon termination, retirement from the board, death, or a change in control of Abbott, a non-employee director will receive one Abbott common share for each restricted stock unit.

Abbott's non-employee directors are eligible to participate in Abbott's charitable matching grant program, which matches the director's contributions (up to $25,000 annually) to IRS recognized charities.

Security Ownership of Executive Officers and Directors

The table below reflects the number of common shares beneficially owned by each director, by the chief executive officer and the four other most highly paid executive officers (the "named officers"), and by all directors and executive officers of Abbott as a group as of February 7, 2006. It also reflects the number of stock equivalent units and restricted stock units held by non-employee directors under the Abbott Laboratories Non-Employee Directors' Fee Plan.

Name	Shares Beneficially Owned, Excluding Options (1)(2)(3)	Stock Equivalent Units

Roxanne S. Austin	8,733	0

William M. Daley	5,389	2,124

William G. Dempsey	134,642	0

W. James Farrell	1,000	0

Thomas C. Freyman	211,515	0

H. Laurance Fuller	36,523	46,412

Richard A. Gonzalez	328,909	0

Jack M. Greenberg	8,733	0

Jeffrey M. Leiden, M.D. Ph.D.	309,980	0

The Lord Owen CH	16,338	5,896

Boone Powell Jr.	35,116	79,177

W. Ann Reynolds, Ph.D.	37,250	73,364

Roy S. Roberts	13,381	1,395

William D. Smithburg	55,205	112,346

John R. Walter	29,465	29,909

Miles D. White	655,887	0

All directors and executive officers as a group (4)(5)	2,638,248	350,623

(1)
The table excludes unexercised option shares which are exercisable within 60 days after February 7, 2006, as follows: R. S. Austin, 6,668; W. G. Dempsey, 623,460; T. C. Freyman, 478,098; H. L. Fuller, 56,440; R. A. Gonzalez, 1,799,062; J. M. Greenberg, 16,857; J. M. Leiden, 1,587,319; D. A. L. Owen, 31,243; W. A. Reynolds, 51,372; R. S. Roberts, 35,660; W. D. Smithburg, 35,324; J. R. Walter, 45,860; M. D. White, 3,604,969; and all directors and executive officers as a group, 10,580,610.

(2)
The table includes the shares held in the officers' accounts in the Abbott Laboratories Stock Retirement Trust as follows: W. G. Dempsey, 10,310; T. C. Freyman, 17,895; R. A. Gonzalez, 17,381; J. M. Leiden, 631; M. D. White, 15,699; and, all executive officers as a group, 128,916. Each officer has shared voting power and sole investment power with respect to the shares held in his account.

(3)
The table includes restricted stock units held by the non-employee directors and payable in stock upon their retirement from the board, as follows: R. S. Austin, 1,889; W. M. Daley, 1,889; H. L. Fuller, 1,889; J. M. Greenberg, 1,889; D. A. L. Owen, 1,889; B. Powell Jr., 1,889; W. A. Reynolds, 1,889; R. S. Roberts, 1,889; W. D. Smithburg, 1,889; and J. R. Walter, 1,889; and all directors as a group, 18,890.

(4)
T. C. Freyman and certain other executive officers of Abbott are fiduciaries of several employee benefit trusts maintained by Abbott. As such, they have shared voting and/or investment power with respect to the common shares held by those trusts. The table does not include the shares held by the trusts. As of February 7, 2006, these trusts owned a total of 61,532,697 (4.0%) of the outstanding shares of Abbott.

(5)
Excluding the shared voting and/or investment power over the shares held by the trusts described in footnote 4, the directors and executive officers as a group together own beneficially less than one percent of the outstanding shares of Abbott.

Executive Compensation

Report of the Compensation Committee

The Compensation Committee of the Board of Directors is composed entirely of directors who have never been employees of the corporation and who satisfy the independence requirements of the New York Stock Exchange, Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and Section 162(m) of the Internal Revenue Code of 1986, as amended. The committee is responsible for oversight of the Company's executive officer and director compensation policies and programs, setting its executive officer compensation philosophy and specifically, reviewing, setting and administering the compensation of Abbott's Chief Executive Officer, and other executive officers and directors. The Committee reviews relative health care and select high performing company market data provided by an independent outside consultant when considering programs that govern director and executive officer annual compensation, long-term incentives and stock ownership programs.

The foundation of the executive compensation program is based on principles designed to help align the corporation's business strategy, values and management initiatives with shareholder interests. The Committee annually reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers. The Committee evaluates performance in light of those goals and objectives as well as performance against certain non-financial goals including development of management talent and other strategic business objectives.

The Committee sets the Chief Executive Officer's and other executive officers' compensation based on that evaluation, advice from the Committee's independent compensation consultant, performance relative to its health care and high performing company peer groups and shareholder return.

The Company's compensation program:

•	Integrates compensation programs which link total shareholder return with both the corporation's annual and long-term strategic planning and measurement processes.
•	Supports a performance-oriented environment that rewards actual performance that is related to both goals and performance of the corporation as compared to that of industry performance levels.
•	Helps attract and retain key executives who are critical to the long-term success of the corporation.

The key components of the Company's total compensation program are base salary, annual incentive awards, and long-term incentive awards comprised of various forms of equity awards. These components are administered with the goal of providing total compensation that is competitive in the marketplace, recognizes meaningful differences in individual performance, and varies the opportunity based on individual and corporate performance. In determining the long-term incentive component of the Chief Executive Officer's and other executive officers' compensation, the Committee considers the Company's performance and relative shareholder return, the component mix and value of similar incentive awards to executives at comparable companies, and the awards given to the Chief Executive Officer and other executive officers in past years.

The marketplace is defined by comparing the corporation's pay practices to a group of twenty-four major corporations with similar characteristics, including ten within the health care industry and eight which are also included in the Standard and Poor's Health Care-500. A select group of high performing non-health care companies, who are defined as having a five year compounded return on equity (ROE) of 18% or higher and chosen for size and comparability to the corporation, is used as a secondary source of comparison. Using compensation survey data from the comparison groups, a range for total compensation and each of its elements - base, annual incentive and long-term equity-based compensation - is established. The intent is to deliver competitive total compensation that varies with the corporation's relative performance. To achieve this objective, a substantial portion of executive pay is delivered through performance-related variable compensation programs, which are based upon achievement of specific corporate and individual performance goals. Each year the Committee reviews the elements of executive compensation to ensure that the total compensation program, and each of its elements, meets the overall objectives discussed above.

In 2005, total compensation was paid to executives based on individual performance and on the extent to which the business plans for the corporation and their areas of responsibility were achieved or exceeded. Specifically, for 2005 the Company met or exceeded all of its financial goals and delivered five-year total shareholder returns that were superior to the average of the companies in Abbott's health care peer group.

The Abbott Performance Incentive Plan (PIP), which limits participation to Senior Officers of Abbott and its subsidiaries and complies with the performance requirements of Section 162(m) of the Internal Revenue Code of 1986; and the Management Incentive Plan (MIP), in which the other officers of the Company participate, are annual incentive plans designed to reward executives when the Company achieves certain financial objectives and when each executive's area of responsibility meets its predetermined goals. These goals include specific financial targets related to consolidated net earnings, profitability, total sales and earnings per share. While many aspects of performance can be measured in these financial terms, the Committee also evaluates the success of the management team in areas of performance that cannot be measured by traditional accounting tools, including the development and execution of strategic plans, the development of management and employees, including Abbott's diversity initiative and the exercise of leadership within the industry and in the communities that Abbott serves. All of these factors are collectively taken into account by management and the Committee when determining the appropriate level of annual incentive awards.

Each year, individual base award allocations establish the maximum annual bonus awards for PIP participants as a percentage of consolidated net earnings. Actual awards paid to PIP participants have historically been below their maximums.

Each year, individual incentive targets are established for MIP participants based on competitive survey data from the group of companies discussed above. Under the MIP, 40% of a participant's target incentive award is attributable to corporate performance relative to its Earnings Per Share target. The remainder of the incentive award is based on the Committee's overall assessment of each participant's achievement of the predetermined financial and strategic performance goals discussed above. As noted above, awards are paid at levels commensurate with Company and individual performance and relative to peer group companies.

For 2005, the corporation achieved or exceeded its predetermined financial goals. As a result, each PIP participant's final award allocation and each MIP participant's incentive award were based on the corporation's financial goal achievement and the committee's overall assessment of each participant's achievement of the predetermined goals discussed above.

To motivate and reward its executives and managers and to directly align key employee and shareholder interests, the corporation has provided long-term incentives in the form of equity participation for many years. Grants of stock options, replacement stock options, restricted stock units and restricted stock awards are important parts of this relationship. To ensure this objective is achieved, executives follow fixed stock ownership guidelines.

Targeted ranges and form of equity awards are determined taking into account competitive practice among the comparison companies noted above. Equity participation targets are set based on established salary ranges and may vary based on each executive's performance as determined by the Committee. As noted above, the target ranges and mix of equity awards are established such that equity awards are appropriately delivered and scaled to the performance of the company within its peer group. Based on its analysis of the competitive equity marketplace and upon the recommendation of its independent compensation consultant, the Committee has determined that the annual equity award should consist of both stock options and restricted stock awards. For 2005, the equity award component mix was 70% stock options and 30% restricted stock.

The Committee also believes it is critical to periodically award restricted stock as a vehicle to retain key management talent. These stock awards are generally restricted for a 5-year period. The last such retention award was in 2002.

Mr. White met or exceeded all strategic and financial goals for 2005. The Company's performance for 2005 as described above and as reflected in the Corporation's financial statements included strong growth in sales, earnings, stock price performance and shareholder returns that were superior to the average of the companies in Abbott's health care peer group. Therefore, in February 2006, the Committee awarded Mr. White a bonus of $2,650,000.

Other 2005 compensation, recommended and approved as appropriate by the Committee and Board of Directors in February 2005, included a base salary increase of 3.5% to $1,614,600, a 440,800 share stock option grant and a 63,800 share restricted stock award.

It is the Committee's policy to establish and maintain compensation programs for executive officers, which operate, in the best interests of the corporation and its stockholders in achieving the corporation's long-term business objectives. To that end, the committee continues to assess the impact of the Omnibus Budget Reconciliation Act of 1993 on its executive compensation strategy and takes action to assure that appropriate levels of deductibility are maintained.

Compensation Committee

W. D. Smithburg, chairman, W. M. Daley, W. J. Farrell, H. L. Fuller, J. M. Greenberg, and B. Powell Jr.

Summary Compensation Table

The following table summarizes compensation earned in 2005, 2004 and 2003 by the named officers.

		Annual Compensation			Long-term Compensation
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Other Annual Compens- ation ($)(2)	Restricted Stock Award(s) ($)(3)	Securities Underlying Options/ SARs (#)(4)		All Other Compensa- tion ($)(5)

Miles D. White Chairman of the Board, Chief Executive Officer and Director	2005 2004 2003	$1,605,990 1,551,846 1,564,961	$2,650,000 2,700,000 1,750,000	$439,387 87,817 84,122	$2,960,320 2,401,300 0	440,800 224,097 404,340 675,674	(6)	$80,300 77,592 78,248

Jeffrey M. Leiden, M.D., Ph.D. President and Chief Operating Officer, Pharmaceutical Products Group and Director	2005 2004 2003	905,943 875,385 882,692	1,000,000 1,100,000 970,000	319,449 64,752 70,602	2,152,960 1,746,400 0	313,200 19,944 287,294 26,124 478,824	(6) (6)	45,297 43,769 44,135

Richard A. Gonzalez President and Chief Operating Officer, Medical Products Group and Director	2005 2004 2003	905,943 875,385 882,692	1,050,000 1,100,000 885,000	174,218 53,334 50,866	2,152,960 1,746,400 0	313,200 41,540 287,294 478,824 25,298	(6) (6)	45,297 43,769 44,135

Thomas C. Freyman Executive Vice President, Finance and Chief Financial Officer	2005 2004 2003	730,288 617,308 585,577	825,000 685,000 589,000	19,041 8,318 8,027	431,520 349,280 0	63,800 29,290 58,522 58,107 106,404	(6) (6)	36,514 30,866 29,279

William G. Dempsey Senior Vice President, Pharmaceutical Operations	2005 2004 2003	591,930 565,769 534,808	613,000 567,500 540,500	251,112 84,594 73,790	431,520 349,280 0	63,800 51,687 58,522 35,729 106,404 55,556	(6) (6) (6)	29,597 28,289 26,740

(1)
Abbott's U.S. salaried employees are paid on a bi-weekly pay period schedule. In typical years, such as 2005 and 2004, this results in 26 pay periods. In 2003, the calendar included an extra pay period for Abbott's U.S. salaried employees resulting in salaries approximately 3.8% higher than a typical year having 26 pay periods.

(2)
These amounts are paid pursuant to the terms of Abbott Laboratories' deferred compensation arrangements in connection with compensation the officer has earned and elected to have contributed to such individual trusts as have been established under these arrangements.

(3)
The number and value of Abbott restricted shares held as of December 31, 2005, respectively, were as follows:
M. D. White - 358,800/$14,147,484;
J. M. Leiden - 231,400/$9,124,102;
R. A. Gonzalez - 231,400/$9,124,102;
T. C. Freyman - 52,300/$2,062,189; and
W. G. Dempsey - 42,300/$1,667,889.

  As the result of the spin-off of Hospira, Inc. to shareholders on April 30, 2004, the named officers, along with all other Abbott shareholders, received a special dividend distribution in the form of shares of Hospira, Inc. The number and value of Hospira restricted shares held as of December 31, 2005, respectively, were as follows:
  M. D. White - 29,500/$1,262,010;
  J. M. Leiden - 18,500/$791,430;
  R. A. Gonzalez - 18,500/$791,430;
  T. C. Freyman - 4,300/$183,954; and
  W. G. Dempsey - 3,300/$141,174.

  These Hospira shares are subject to the same restrictions as the related Abbott restricted shares held by the officer. The officers receive any dividends paid on these Abbott and Hospira restricted shares.

(4)
The number of securities that were outstanding on April 30, 2004 has been adjusted to reflect the spin-off of Hospira, Inc. on April 30, 2004.

(5)
These amounts are employer contributions made to the Stock Retirement Plan and made or accrued with respect to the 401(k) Supplemental Plan.

(6)
These options are replacement stock options. They are described in the table captioned "Options Granted in Last Fiscal Year" on page 16.

Stock Options

The following tables summarize the named officers' stock option activity during 2005.

Options Granted in Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options/ SARs Granted (#)		% of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh.)	Expiration Date	Grant Date Present Value(3)

Miles D. White	440,800	(1)	1.7%	$46.34	02/17/15	$5,364,536
Replacement Options:	224,097	(2)	0.9%	44.60	02/10/10	1,129,449

Jeffrey M. Leiden, M.D., Ph.D.	313,200	(1)	1.2%	46.34	02/17/15	3,811,644
Replacement Options:	19,944	(2)	0.1%	48.45	02/13/13	217,190

Richard A. Gonzalez	313,200	(1)	1.2%	46.34	02/17/15	3,811,644
Replacement Options:	2,142	(2)	0.0%	46.65	02/13/07	7,390
	2,142	(2)	0.0%	46.65	02/10/10	17,821
	37,256	(2)	0.1%	46.65	02/13/13	399,757

Thomas C. Freyman	63,800	(1)	0.2%	46.34	02/17/15	776,446
Replacement Options:	29,290	(2)	0.1%	46.65	02/13/13	314,282

William G. Dempsey	63,800	(1)	0.2%	46.34	02/17/15	776,446
Replacement Options:	28,771	(2)	0.1%	48.29	02/13/13	316,481
	22,916	(2)	0.1%	48.67	02/13/07	79,060

(1)
One-third of the shares covered by these options are exercisable after one year; two-thirds after two years; and all after three years.

(2)
These options contain a replacement feature. When the option's exercise price is paid (or, in the case of a non-qualified stock option, when the option's exercise price or the withholding taxes resulting on exercise of that option are paid) with shares of Abbott's common stock, a replacement option is granted for the number of shares used to make that payment. The replacement option has an exercise price equal to the fair market value of Abbott's common stock on the date the replacement option is granted, is exercisable in full six months after the date of grant, and has a term expiring on the expiration date of the original option.

(3)
These values were determined as of the option's grant date using a Black-Scholes stock option valuation model. For options, other than replacement options, the model uses the following assumptions: expected volatility of 29% (based on the historic volatility of Abbott stock over a period equal to the option's expected life), dividend yield of 2.2%, risk-free interest of 3.8% (based on the rates for zero-coupon U.S. government issues with a remaining term equal to the option's expected life), and option life of 5.4 years. For replacement options, the model uses the following assumptions: expected volatility ranging between 16% and 28%, dividend yield ranging between 2.3% and 2.5%, risk-free interest ranging between 3.3% and 4.0%, and an option life equal to 54% of the option's remaining term.

  Aggregated Option/SAR Exercises in Last Fiscal Year and Year-End Option/SAR Values

			Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End (#)	Value of Unexercised In-the-Money Options/ SARs at Fiscal Year End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Exercisable/Unexercisable	Exercisable/Unexercisable

Miles D. White	319,358	$3,466,323	3,098,030 / 935,585	$3,974,775 / $1,396,080

Jeffrey M. Leiden, M.D., Ph.D.	24,629	374,819	1,311,090 / 664,337	1,641,470 / 989,346

Richard A. Gonzalez	62,474	789,456	1,455,688 / 664,337	1,729,022 / 989,346

Thomas C. Freyman	51,362	550,291	425,081 / 138,281	0 / 219,846

William G. Dempsey	79,025	830,775	547,219 / 138,281	20,906 / 219,846

(1)
Value realized is based on the fair market value of Abbott's common shares on the respective dates of exercise, minus the applicable exercise price, and does not necessarily indicate that the named officer sold shares on that date, at that price, or at all.

Pension and Retirement Arrangements

Abbott and certain subsidiaries maintain a defined benefit pension plan known as the Abbott Laboratories Annuity Retirement Plan covering most employees in the United States, age 21 or older. Pension benefits are generally based on service and eligible earnings for the 60 consecutive months within the final 120 months of employment for which eligible earnings were highest. Pension benefits are partially offset for Social Security benefits.

The following table shows the estimated annual benefits payable to employees upon normal retirement. The amounts shown are computed on a straight life annuity basis without giving effect to Social Security offsets and include supplemental benefits under a nonqualified supplemental pension plan.

Pension Plan Table

	Years of Service
Remuneration	15	20	25	30	35

$500,000	$168,750	$225,000	$262,500	$277,500	$277,500
750,000	253,125	337,500	393,750	416,250	416,250
1,000,000	337,500	450,000	525,000	555,000	555,000
1,250,000	421,875	562,500	656,250	693,750	693,750
1,500,000	506,250	675,000	787,500	832,500	832,500
1,750,000	590,625	787,500	918,750	971,250	971,250
2,000,000	675,000	900,000	1,050,000	1,110,000	1,110,000
2,250,000	759,375	1,012,500	1,181,250	1,248,750	1,248,750
2,500,000	843,750	1,125,000	1,312,500	1,387,500	1,387,500
2,750,000	928,125	1,237,500	1,443,750	1,526,250	1,526,250
3,000,000	1,012,500	1,350,000	1,575,000	1,665,000	1,665,000
3,250,000	1,096,875	1,462,500	1,706,250	1,803,750	1,803,750
3,500,000	1,181,250	1,575,000	1,837,500	1,942,500	1,942,500
3,750,000	1,265,625	1,687,500	1,968,750	2,081,250	2,081,250
4,000,000	1,350,000	1,800,000	2,100,000	2,220,000	2,220,000
4,250,000	1,434,375	1,912,500	2,231,250	2,358,750	2,358,750
4,500,000	1,518,750	2,025,000	2,362,500	2,497,500	2,497,500

The compensation considered in determining the pensions payable to the named officers is the compensation shown in the "Salary" and "Bonus" columns of the Summary Compensation Table on page 15. Pensions accrued under the Annuity Retirement Plan are funded through the Abbott Laboratories Annuity Retirement Trust, established on behalf of all participants in that plan.

The Annuity Retirement Plan, which covers most Abbott employees in the United States, age 21 or older, provides early retirement benefits to all plan participants who reach certain age and service thresholds. Messrs. White, Gonzalez, Freyman, and Dempsey have reached these age and service thresholds and the corresponding accrued pension benefits provided under the nonqualified supplemental pension plan have increased accordingly. In addition, the nonqualified supplemental pension plan previously provided that pensions accrued under the plan with present values exceeding $100,000 were funded through individual trusts established on behalf of the officers who participate in the plan. In 2005, to conform to the distribution requirements of Internal Revenue Code Section 409A and its proposed regulations, the plan was amended to eliminate this funding threshold. Vested plan benefits accrued through December 31, 2005, to the extent not previously funded, were distributed to the participants' individual trusts and included in the participants' income in 2005. During 2005, the following amounts, less applicable tax withholdings, were deposited in such individual trusts established on behalf of the named officers: M. D. White, $9,520,948; J. M. Leiden, $693,585; R. A. Gonzalez, $4,988,792; T. C. Freyman, $2,937,223; and W. G. Dempsey, $1,008,852. As of December 31, 2005, the years of service credited under the plan for the named officers were as follows: M. D. White - 21; J. M. Leiden - 5; R. A. Gonzalez - 25; T. C. Freyman - 26; and W. G. Dempsey - 23.

Key Employee Retention

Abbott has change in control arrangements with its management team, in the form of change in control agreements for Abbott officers and a change in control plan for other key management personnel. The agreements with the named officers are described below.

The agreements with the named officers continue in effect until December 31, 2008, and at the end of each year will automatically be extended through the third year thereafter unless Abbott notifies the officer that the agreement will not be extended. The agreements also automatically extend for two years following any change in control (as defined in the agreements) that occurs while they are in effect. The agreements provide that if the officer is terminated other than for specified reasons or if the officer elects to terminate employment under certain circumstances during a potential change in control (as defined in the agreements) or within two years following a change in control of Abbott (including termination by the officer for any reason during the thirty-day window period which begins six months after the date of a change in control), the officer is entitled to receive a lump sum payment equal to three times the officer's annual salary and bonus (assuming for this purpose that all target performance goals have been achieved or, if higher, based on the average bonus for the last three years), plus any unpaid bonus owing for any completed performance period and the pro rata bonus for any current bonus period (based on the highest of the bonus assuming achievement of target performance, the average bonus for the past three years, or in the case of the unpaid bonus for any completed performance period, the actual bonus earned). The officer will also receive up to three years of additional employee benefits (including outplacement services and tax and financial counseling for three years and the value of three more years of pension accruals), payment of any excise taxes and other related taxes and payments for which the officer is responsible as a result of the agreement, and reimbursement of certain legal, tax and audit fees. The agreements also limit the conduct for which awards under Abbott's stock incentive programs can be terminated and generally permit options to remain exercisable for the remainder of their term. Independent compensation consultants confirm that the level of payments provided under the agreements is consistent with current market practice.

Related Transactions

In 2005, Abbott entered time-sharing lease agreements with those of its officers who were required by Abbott policy to use corporate aircraft for all air travel when practicable. Under these agreements for non-business related flights, Abbott leases the aircraft and provides a qualified flight crew to the officer pursuant to federal aviation regulations, and the officer reimburses Abbott for its cost of the flight, up to the higher of the cost of first-class airfare or the amount calculated for personal use of aircraft under Department of Treasury regulations. The following amounts were reimbursed by the officers to Abbott under their agreements for flights in 2005: M. D. White, $61,892; J. M. Leiden, $73,061; and R. A. Gonzalez, $68,257.

Performance Graph

The following graph compares the change in Abbott's cumulative total shareholder return on its common shares with the Standard & Poor's 500 Index and the Standard & Poor's 500 Health Care Index.

Ratification of Deloitte & Touche LLP as Auditors (Item 2 on Proxy Card)

Abbott's bylaws provide that the audit committee shall appoint annually a firm of independent registered public accountants to serve as auditors. In October 2005, the audit committee appointed Deloitte & Touche LLP to act as auditors for 2006. Deloitte & Touche LLP has served as Abbott's auditors since 2002.

Although the audit committee has sole authority to appoint auditors, it would like to know the opinion of the shareholders regarding its appointment of Deloitte & Touche LLP as auditors for 2006. For this reason, shareholders are being asked to ratify this appointment. If the shareholders do not ratify the appointment of Deloitte & Touche LLP as auditors for 2006, the audit committee will take that fact into consideration, but may, nevertheless, continue to retain Deloitte & Touche LLP.

The board of directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as auditors for 2006.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

Audit Fees and Non-Audit Fees

The following table presents fees for professional audit services by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates ("the Deloitte Entities") for the audit of Abbott's annual financial statements for the years ended December 31, 2005 and December 31, 2004, and fees billed for other services rendered by the Deloitte Entities during these periods.

	2005	2004
Audit fees:(1)	$11,875,000	$11,257,000
Audit related fees:(2)	143,000	98,000
Tax fees:(3)	2,563,000	2,588,000
All other fees:(4)	—	—

Total	$14,581,000	$13,943,000
(1)
The Deloitte Entities billed or will bill Abbott for professional services rendered for: the audit of Abbott's annual financial statements, the review of Abbott's financial statements included in Abbott's quarterly reports, and the audits of Abbott's internal control over financial reporting and management's assessment thereof, statutory and subsidiary audits, the review of documents filed with the Securities and Exchange Commission, and certain accounting consultations in connection with the audits.

(2)
Audit related fees include: accounting consultations and audits in connection with proposed acquisitions and divestitures, and consultations related to Abbott's internal control over financial reporting.

(3)
Tax fees consist principally of professional services rendered by the Deloitte Entities for tax compliance and tax planning and advice including assistance with tax audits and appeals, and tax advice related to mergers and acquisitions.

(4)
No fees for other service were incurred in 2005 or 2004.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Auditor

The audit committee has established policies and procedures to pre-approve all audit and permissible non-audit services performed by the Deloitte Entities.

Prior to engagement of the independent registered public accounting firm for the next year's audit, management will submit a schedule of all proposed services expected to be rendered during that year for each of four categories of services to the audit committee for approval.

Prior to engagement, the audit committee pre-approves these services by category of service. The fees are budgeted and the audit committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm.

The audit committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to the audit committee at its next scheduled meeting.

Report of the Audit Committee

Management is responsible for Abbott's internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on (i) management's assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting. The audit committee reviews these processes on behalf of the board of directors. In this context, the committee has reviewed and discussed the audited financial statements contained in the 2005 Annual Report on Form 10-K with Abbott's management and its independent registered public accounting firm.

The committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

The committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) , as amended, and has discussed with the independent registered public accounting firm their independence. The committee has also considered whether the provision of the services described on page 21 under the captions "Audit Fees and Non-Audit Fees" is compatible with maintaining the independence of the independent registered public accounting firm.

Based on the review and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements be included in Abbott's Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

Audit Committee

J. M. Greenberg, chairman, R. S. Austin, D. A. L. Owen, W. D. Smithburg and J. R. Walter

Section 16(a) Beneficial Ownership Reporting Compliance

Abbott believes that during 2005 its officers and directors complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934.

Shareholder Proposals

Three shareholder proposals have been received. Abbott is advised that the proposals will be presented for action at the Annual Meeting. The proposed resolutions and the statements made in support thereof are presented below.

The board of directors recommends that you vote AGAINST the proposals.

Shareholder Proposal on Pay-for-Superior-Performance (Item 3 on Proxy Card)

The United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, N.W., Washington, D.C. 20001, owner of 25,400 Abbott common shares, has informed Abbott that it intends to present the following proposal at the meeting:

Resolved: That the shareholders of Abbott Laboratories ("Company") request that the Board of Director's Executive Compensation Committee establish a pay-for-superior-performance standard in the Company's executive compensation plan for senior executives ("Plan"), by incorporating the following principles into the Plan:

1.
The annual incentive component of the Company's Plan should utilize financial performance criteria that can be benchmarked against peer group performance, and provide that no annual bonus be awarded based on financial performance criteria unless the Company exceeds the median or mean performance of a disclosed group of peer companies on the selected financial criteria;

2.
The long-term equity compensation component of the Company's Plan should utilize financial and/or stock price performance criteria that can be benchmarked against peer group performance, and any options, restricted shares, or other equity compensation used should be structured so that compensation is received only when Company performance exceeds the median or mean performance of the peer group companies on the selected financial and stock price performance criteria; and

3.
Plan disclosure should allow shareholders to monitor the correlation between pay and performance established in the Plan.

Proponent's Statement in Support of Shareholder Proposal

We feel it is imperative that executive compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance. We believe the failure to tie executive compensation to superior corporate performance has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value. The median increase in CEO total compensation between 2003 and 2004 was 30.15% for S&P 500 companies, twice the previous year increase of 15.04% according to The Corporate Library's CEO Pay Survey.

The pay-for-performance concept has received considerable attention, yet most executive compensation plans are designed to award significant amounts of compensation for average or below average peer group performance. Two common and related executive compensation practices have combined to produce pay-for-average-performance and escalating executive compensation.

First, senior executive total compensation levels are targeted at peer group median levels. Second, the performance criteria and benchmarks in the incentive compensation portions of the plans, which typically deliver the vast majority of total compensation, are calibrated to deliver a significant portion of the targeted amount. The formula combines generous total compensation targets with less than demanding performance criteria and benchmarks.

We believe the Company's Plan fails to promote the pay-for-superior-performance principle. Our Proposal offers a straightforward solution: The Compensation Committee should establish and disclose meaningful performance criteria on which to base annual and long-term incentive senior executive compensation and then set and disclose performance benchmarks to provide for awards or payouts only when the Company exceeds peer group performance. We believe a plan to reward only superior corporate performance will help moderate executive compensation and focus senior executives on building sustainable long-term corporate value.

Board of Directors' Statement in Opposition to the Shareholder Proposal on Pay-for-Superior-Performance (Item 3 on Proxy Card)

The Company supports performance-based compensation for employees. This concept is embedded in the Company's current compensation programs, consisting of fixed-price fair market value stock options and various performance-based incentive plans. In 2005, over 75% of the total compensation for Section (16)(b) Reporting Officers was performance based in the form of bonuses and long-term incentive compensation.

Fixed-priced stock options are inherently performance-based, because the exercise or grant price equals the market price of Abbott common stock on the date of grant. Option holders realize no economic benefit unless Abbott's stock price increases in value subsequent to the grant date. This benefits all shareholders. Similarly, annual awards under the Company's various incentive plans reward participants only when the Company achieves certain financial objectives, and when pre-defined goals or objectives are met.

In February 2006, further refinements were made to the Company's long-standing performance-based compensation policies, including the adoption of performance requirements for the vesting of restricted stock awards to officers of the Company.

The board opposes the specific proposals recommended by the proponent. It is in the best interest of shareholders to preserve the flexibility and discretion of the Compensation Committee to design compensation programs that meet the need to attract and retain critical personnel and to incent those employees to meet the overall objectives of the shareholders. The Company's longstanding performance-based compensation programs, along with the addition of performance shares in 2006, more than meet the objectives of the proponent's proposal.

The board of directors recommends that you vote AGAINST the proposal.

Shareholder Proposal on Corporate Political Contributions (Item 4 on Proxy Card)

Mercy Investment Program, 205 Avenue C, #10E, New York, New York 10009, owner of 5,450 Abbott common shares, and three other proponents have informed Abbott that they intend to present the following proposal at the meeting. Abbott will provide the proponents' names and addresses to any shareholder who requests that information and, if provided by the proponent to Abbott, the number of Abbott common shares held by that proponent.

Resolved: that the shareholders of Abbott Laboratories ("Company") hereby request that our Company provide a report, updated semi-annually, disclosing our Company's:

1.
Policies and procedures for political contributions, both direct and indirect, made with corporate funds.

2.
Monetary and non-monetary contributions to political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code including the following:

a.
An accounting of our Company's funds contributed to any of the persons or organizations described above;

b.
Identification of the person or persons in our Company who participated in making the decisions to contribute.

c.
The internal guidelines or policies, if any, governing our Company's political contributions.

This report shall be presented to the Board of Directors' audit committee or other relevant oversight committee and posted on our Company's website to reduce costs to shareholders.

Proponent's Statement in Support of Shareholder Proposal

Supporting Statement

As long-term shareholders of Abbott Laboratories, we support policies that apply transparency and accountability to corporate political giving. In our view, such disclosure is consistent with public policy in regard to public company disclosure.

Company executives exercise wide discretion over the use of corporate resources for political purposes. In 2003-04, the last fully reported election cycle, Abbott contributed at least $46,000. (The Center for Public Integrity: http://www.publicintegrity.org/527/db.aspx?act=main)

Relying only on the limited data available from the Federal Election Commission and the Internal Revenue Service, the Center for Public Integrity, a leading campaign finance watchdog organization, provides an incomplete picture of our Company's political donations. Complete disclosure by our Company is necessary for our Company's Board and shareholders to be able to fully evaluate the political use of corporate assets.

Although the Bi-Partisan Campaign Reform Act of 2002 prohibits corporate contributions to political parties at the federal level, it allows companies to contribute to independent political committees, also known as 527s.

Absent a system of accountability, corporate executives will be free to use a company's assets for political objectives that are not shared by and may be inimical to the interests of the company and its shareholders. There is currently no single source of information that provides the information sought by this resolution. That is why we urge your support for this critical governance reform.

Board of Directors' Statement in Opposition to the Shareholder Proposal on Corporate Political Contributions (Item 4 on Proxy Card)

The Company's political contributions are reported to the public through official state and federal government Web sites. In the year 2005, Abbott contributed approximately $277,175 to political candidates, committees or parties. Further, the Company's political contributions, made with corporate funds, will be published in an annual report available on its corporate Web site, www.abbott.com. Abbott's report will cover 2005 corporate contributions to political candidates, political parties, political committees and organizations operating under 26 USC Sec. 527 of the Internal Revenue Code. Thus, the proponent's proposal is unnecessary.

The Company's support of political candidates is bipartisan and based upon clear criteria: policy positions that reflect Abbott's interests; representation of geographic areas where Abbott employees and facilities are located; relevant legislative committee assignments; ability to be elected and need for financial assistance. The Company's participation in the political process on issues of importance to both patients and to the Company's long-term success is appropriate.

The board of directors recommends that you vote AGAINST the proposal.

Shareholder Proposal on the Roles of Chair and CEO (Item 5 on Proxy Card)

Catholic Healthcare West, 185 Berry Street, Suite 300, San Francisco, California 94107-1739, owner of 400 Abbott common shares, and five other proponents have informed Abbott that they intend to present the following proposal at the meeting. Abbott will provide the proponents' names and addresses to any shareholder who requests that information and, if provided by the proponent to Abbott, the number of Abbott common shares held by that proponent.

Resolved: The Shareholders of Abbott Laboratories (the "Company") request the Board of Directors establish a policy of, whenever possible, separating the roles of Chairman and Chief Executive Officer, so that an independent director who has not served as an executive officer of the Company serves as Chair of the Board of Directors.

This proposal shall not apply to the extent that complying would necessarily breach any contractual obligations in effect at the time of the 2006 shareholder meeting.

Proponent's Statement in Support of Shareholder Proposal

We believe in the principle of the separation of the roles of Chairman and Chief Executive Officer. This is a basic element of sound corporate governance practice. In addition, the lack of access to medicines has created a leadership crisis at our company which a separation of the Chair and CEO would begin to address.

We believe an independent Board Chair—separated from the CEO—is the preferable form of corporate governance. The primary purpose of the Board of Directors is to protect shareholder's interests by providing independent oversight of management and the CEO. The Board gives strategic direction and guidance to our Company.

The Board will likely accomplish both roles more effectively by separating the roles of Chair and CEO. An independent Chair will enhance investor confidence in our Company and strengthen the integrity of the Board of Directors.

A number of respected institutions recommend such separation. CalPER's Corporate Core Principles and Guidelines state: "the independence of a majority of the Board is not enough" and that "the leadership of the board must embrace independence, and it must ultimately change the way in which directors interact with management."

An independent board structure will also help the board address complex policy issues facing our company, foremost among them the crisis in access to pharmaceutical products.

Millions of Americans and others around the world have limited or no access to our company's life-saving medicines. We believe an independent Chair and vigorous Board will bring greater focus to this ethical imperative, and be better able to forge solutions for shareholders and patients to address this crisis.

The current business model of the pharmaceutical sector is undergoing significant challenges. The industry has generated substantial revenue from American purchasers, who pay higher prices for medicines than those in other developed countries. Pressure on drug pricing and dependence on this business model may impact our company's long-term value. We believe independent Board leadership will better position our company to respond to these enduring challenges.

A similar resolution voted on in 2005 was supported by 17.60% of shareholders.

In order to ensure that our Board can provide the proper strategic direction for our Company with independence and accountability, we urge a vote FOR this resolution.

Board of Directors' Statement in Opposition to the Shareholder Proposal on the Roles of Chair and CEO (Item 5 on Proxy Card)

The stated premise of the shareholder proponents' proposal that "the lack of access to medicines has created a leadership crisis at our Company" is false. There is no leadership crisis at the Company, nor is there any connection between the policy issues relating to access to medicines and the Company's governance structure. The Company's governance profile is strong, as explained more fully below.

The Company is committed to expanding access to medicines through a variety of measures, which include both Company-sponsored and industry-sponsored programs to deliver needed medicines to patients and through advocacy to help patients. The board is aware of and supports the Company's many efforts in addressing the need for access to medicines. The assertion that a governance change would better address the access issue is unfounded.

Abbott's governance profile ensures that the appropriate level of oversight and independence is applied to all board decisions. Independent directors comprise over three-quarters of the board. The membership of each of the key committees, including Audit, Compensation, Nominations and Governance and Public Policy consists of only independent directors. A Lead Director has been designated by and from the independent board members. The Lead Director facilitates communications with the board and presides over regularly conducted executive sessions and sessions where the chairman is not present.

As noted on page 9 of this Proxy Statement, it has been and continues to be the role of the Lead Director to review and approve matters, such as agenda items, schedule sufficiency, and, where appropriate, information provided to other board members.

The Company also has established independence standards, governance guidelines and a published procedure enabling shareholders and other third parties to communicate directly with board members. This information is posted and available on the Company Web site, www.abbott.com.

There is no reason to alter the current governance profile of the Company. The current structure, in which the offices of chairman and chief executive officer are held by one individual, supports the board's exercise of its oversight responsibilities and is in the best interests of the Company and its shareholders.

The board of directors recommends that you vote AGAINST the proposal.

Other Matters

As described more fully in the 2005 proxy statement, Abbott settled three sets of shareholder derivative actions during 2005. As required by its articles of incorporation, Abbott advanced defense costs on behalf of the present and former directors named in these suits.

Date for Receipt of Shareholder Proposals for the 2007 Annual Meeting Proxy Statement

Shareholder proposals for presentation at the 2007 Annual Meeting must be received by Abbott no later than November 16, 2006 and must otherwise comply with the applicable requirements of the Securities and Exchange Commission to be considered for inclusion in the proxy statement and proxy for the 2007 meeting.

Procedure for Recommendation and Nomination of Directors and Transaction of Business at Annual Meeting

A shareholder may recommend persons as potential nominees for director by submitting the names of such persons in writing to the chairman of the nominations and governance committee or the secretary of Abbott. Recommendations should be accompanied by a statement of qualifications and confirmation of the person's willingness to serve. A nominee who is recommended by a shareholder following these procedures will receive the same consideration as other comparably qualified nominees.

A shareholder entitled to vote for the election of directors at an Annual Meeting and who is a shareholder of record on:

•
the record date for that Annual Meeting,

•
the date the shareholder provides timely notice to Abbott, and

•
the date of the Annual Meeting,

may directly nominate persons for director by providing proper timely written notice to the secretary of Abbott.

That notice must include the name, age, business address, residence address and principal occupation or employment of the nominee, the class and number of shares of Abbott owned by the nominee and any other information relating to the nominee that is required to be disclosed in solicitations for proxies pursuant to the Securities Exchange Act. In addition, the notice must include the name and record address of the nominating shareholder and the class and number of shares of Abbott owned by the nominating shareholder.

A shareholder of record on the record date for an Annual Meeting of Shareholders, the date the shareholder provides timely notice to Abbott and on the date of the Annual Meeting of Shareholders may properly bring business before the Annual Meeting by providing timely written notice to the secretary of Abbott. For each matter the shareholder proposes to bring before the Annual Meeting, the notice must include a brief description of the business to be discussed, the reasons for conducting such business at the Annual Meeting, the name and record address of the shareholder proposing such business, the class and number of shares of Abbott owned by the shareholder and any material interest of the shareholder in such business.

To be timely, written notice either to directly nominate persons for director or to bring business properly before the Annual Meeting must be received at Abbott's principal executive offices not less than ninety days and not more than one hundred twenty days prior to the anniversary date of the preceding Annual Meeting. If the Annual Meeting is called for a date that is not within twenty five days before or after such anniversary date, notice by the shareholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the Annual Meeting was mailed or made public in a press release or in a filing with the Securities and Exchange Commission, whichever occurs first.

General

It is important that proxies be returned promptly. Shareholders are urged, regardless of the number of shares owned, to vote their shares. Most of Abbott's shareholders may vote their shares by telephone or the Internet. Shareholders who wish to vote by mail should sign and return their proxy card in the enclosed business reply envelope. Shareholders who vote by telephone or the Internet do not need to return their proxy card.

The Annual Meeting will be held at Abbott's headquarters, 100 Abbott Park Road, located at the intersection of Route 137 and Waukegan Road, Lake County, Illinois. Admission to the meeting will be by admission card only. A shareholder planning to attend the meeting should promptly complete and return the reservation form. Reservation forms must be received before April 21, 2006. An admission card admits only one person.

                  By order of the board of directors.

                  LAURA J. SCHUMACHER
                   SECRETARY

EXHIBIT A

DIRECTOR INDEPENDENCE STANDARD

No director qualifies as "independent" unless the Board affirmatively determines that the director has no material relationship with Abbott or its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with Abbott or any of its subsidiaries). In making this determination, the Board shall consider all relevant facts and circumstances, including the following standards:

•
A director is not independent if the director is, or has been within the last three years, an employee of Abbott or its subsidiaries, or an immediate family member is, or has been within the last three years, an executive officer of Abbott or its subsidiaries.

•
A director is not independent if the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from Abbott or its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), and other than amounts received by an immediate family member for service as an employee (other than an executive officer).

•
A director is not independent if (A) the director or an immediate family member is a current partner of a firm that is Abbott's internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Abbott or its subsidiaries' audit within that time.

•
A director is not independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the present executive officers of Abbott or its subsidiaries at the same time serves or served on that company's compensation committee.

•
A director is not independent if the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Abbott or its subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

•
A director is not independent if the director is an executive officer of a charitable organization that received charitable contributions (other than matching contributions) from Abbott and its subsidiaries in the preceding fiscal year that are in excess of the greater of $1 million or 2% of such charitable organization's consolidated gross revenues.

A-1

EXHIBIT B

AUDIT COMMITTEE CHARTER

1.
Purpose. The Audit Committee of the Board of Directors shall assist the Board in fulfilling its oversight responsibility with respect to:

•
Abbott's accounting and financial reporting practices and the audit process;

•
the quality and integrity of Abbott's financial statements;

•
the independent auditors' qualifications, independence, and performance;

•
the performance of Abbott's internal audit function and internal auditors; and

•
legal and regulatory compliance (recognizing that other board committees assist the Board of Directors in reviewing certain areas of legal and regulatory compliance);

  and shall prepare the report required by the rules of the Securities and Exchange Commission to be included in Abbott's annual proxy statement.

2.
Organization. The Audit Committee shall be composed of at least three (3) directors. Each member must satisfy the independence and financial literacy requirements of the New York Stock Exchange, Section 10A of the Securities Exchange Act of 1934, the rules under Section 10A (which rules shall be deemed included in any reference in this charter to Section 10A of the Exchange Act), and this charter, as such requirements are interpreted by the Board in its business judgment. At least one member of the Audit Committee shall have accounting or related financial management expertise. Director's fees are the only compensation an Audit Committee member may receive from Abbott. No member of the Audit Committee may serve simultaneously on the audit committee of more than three public companies. Abbott's Board shall appoint, and may remove, members of the Audit Committee and the Committee's Chairman, acting on the recommendation of Abbott's Nominations and Governance Committee.

3.
Authority and Responsibilities. The Audit Committee is directly responsible for the appointment, termination, compensation, and oversight of the work of Abbott's independent auditors (including the resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. It shall report regularly to the Board.

  Abbott's independent auditors shall report directly to the Audit Committee. Abbott's internal auditors shall be ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall preapprove all permissible non-audit services and all audit, review or attest engagements required under the securities laws to be rendered by the independent auditors. Alternatively, Abbott may enter into engagements to render such services pursuant to pre-approval policies and procedures established by the Audit Committee; provided, that such polices and procedures are detailed as to the particular service, the Audit Committee is informed of each service and such policies and procedures do not include the delegation of Audit Committee responsibilities under the Exchange Act to management. Moreover, the pre-approval requirement for permissible non-audit services shall be waived under certain circumstances described in Section 10A of the Exchange Act.

  The Audit Committee may, to the extent it deems necessary or appropriate, conduct or authorize investigations into any matter within the scope of its authority and may retain legal counsel, accountants and others to assist it in the conduct of its responsibilities, including investigations. The Audit Committee shall receive appropriate funding, as determined by the Audit Committee, from Abbott for payment of (a) compensation to the independent auditor employed by Abbott for the purpose of rendering or issuing an audit report or performing other audit, review or attest services for Abbott, (b) compensation to any special legal, accounting or other consultants employed by the Audit Committee and (c) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties. The Audit Committee may consult with management and may delegate any of its responsibilities and duties to one or more members of the Audit Committee, except to the extent such delegation would be inconsistent with the requirements of the Exchange Act or the listing rules of the New York Stock Exchange.

The Audit Committee shall:

  •
  Prepare the report required by the rules of the Securities and Exchange Commission to be included in Abbott's annual proxy statement.

  •
  Meet separately, periodically, with Abbott's independent auditors, with Abbott's management and with Abbott's internal auditors.

  •
  At least annually, evaluate the qualifications, performance, and independence of Abbott's independent auditors and appoint a firm of independent public accountants to act as Abbott's independent auditors. This evaluation shall include the review and evaluation of the lead partner of Abbott's independent auditors and take into account the opinions of Abbott's management and internal auditors. In connection with this evaluation and appointment, the Audit Committee shall obtain and review a report by Abbott's then current independent auditors describing:

  –
  the independent auditors' internal quality-control procedures;

  –
  any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues; and

  –
  all relationships between the independent auditors and Abbott.

  The Audit Committee shall discuss with the independent auditors any relationships disclosed in that report and shall, if necessary, take appropriate action to ensure the auditors' independence.

  •
  Oversee compliance of Abbott's rotation policy for the partners and employees of its independent auditors with the requirements of Section 10A of the Exchange Act. The Audit Committee shall consider the regular rotation of Abbott's independent auditors and report its conclusions to the Board.

  •
  Meet to review and discuss with management and the independent auditors:

  –
  the annual audited financial statements and quarterly financial statements, including Abbott's specific disclosures under Management's Discussion and Analysis of Financial Condition and Results of Operations (that is, under the section captioned "Financial Review") and the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, before their incorporation into Abbott's filings with the Securities and Exchange Commission;

  –
  the scope, procedures and fees for the proposed audit for the current year and, at its conclusion, review that audit including any comments or recommendations by the independent auditors;

  –
  earnings releases (paying particular attention to any use of "pro-forma" or "adjusted" non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies (this may be done generally and need not occur in advance of each earnings release or each instance in which Abbott may provide earnings guidance);

  –
  the responsibilities, budget and staffing of Abbott's internal audit function;

  –
  major issues regarding accounting principles and financial statement presentations, including significant changes in Abbott's selection or application of accounting principles and major issues as to the adequacy of Abbott's internal controls and any special audit steps adopted in light of material control deficiencies;

  –
  analyses prepared by management or Abbott's independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and

  –
  the effect of regulatory and accounting initiatives, as well as off-balance sheet structures (if any), on Abbott's financial statements.

  •
  Review and discuss with Abbott's independent auditors:

  –
  any problems or difficulties encountered in the course of the audit work, including any restrictions on the scope of the independent auditors' activities or on access to requested information and management's response, and any significant disagreements with management;

  –
  any report by the independent auditors required by Section 10A of the Exchange Act including any report relating to critical accounting policies and practices to be used in connection with the audit of Abbott, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of the use of those alternative disclosures and treatments, and the treatment preferred by the independent auditors, and other material written communications between the independent auditors and management; and

  –
  any information obtained from the independent auditors with respect to illegal acts in accordance with Section 10A.

  •
  Review and discuss with Abbott's internal auditors the internal audit function, the department's authority and responsibilities, budget, staffing, independence, and reporting obligations, the proposed audit plan for the coming year, the coordination of that proposed audit plan with Abbott's independent auditors, the results of the internal audit and a specific review of any significant issues.

  •
  Review and discuss (with management, the internal auditors and the independent auditors, as appropriate) Abbott's major financial risk exposures and the steps management has taken to monitor and control those exposures, including Abbott's risk assessment and risk management policies.

  •
  Adopt guidelines governing the hiring of employees or former employees of the independent auditors who were engaged on Abbott's account in compliance with Section 10A of the Exchange Act.

  •
  Establish procedures for:

  –
  the receipt, retention and treatment of complaints received by Abbott regarding accounting, internal accounting controls or auditing matters, and

  –
  the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

  •
  Review any disclosures made to the Audit Committee by Abbott's chief executive officer or chief financial officer relating to their certification obligations under Rule 13a-14 under the Exchange Act.

  •
  Review with the independent auditors, internal auditors and financial management, the adequacy, effectiveness and quality of the Corporation's accounting and financial reporting principles, policies, procedures and controls, and elicit from them any recommendations for improvements.

4.
Annual Performance Evaluation. The Audit Committee shall review and assess the adequacy of its charter annually and recommend any proposed changes to the Board for approval. It also shall conduct an annual evaluation of the Audit Committee's performance.

Abbott Laboratories
100 Abbott Park Road
Abbott Park, Illinois 60064-6400 U.S.A.

Notice of Annual Meeting
of Shareholders
and Proxy Statement

Meeting Date
April 28, 2006

YOUR VOTE IS IMPORTANT!
Please sign and promptly return your proxy
in the enclosed envelope or vote your
shares by telephone or using the Internet.

Reservation Form for Annual Meeting

I am a shareholder of Abbott Laboratories and plan to attend the Annual
Meeting to be held at Abbott's headquarters, 100 Abbott Park Road, located at the intersection of Route 137 and Waukegan Road, Lake
County, Illinois at 9:00 a.m. on Friday, April 28, 2006.

Please send me an admission card for each of the following persons.

Name		Name

Please print name of shareholder		Please print name of guest
Address		Address

City		City

State	Zip Code	State	Zip Code

Phone Number ( )		Phone Number ( )

If you plan to attend the meeting, please complete and return the Reservation Form directly to Abbott Laboratories, Annual Meeting Ticket Requests, D-0383 AP6D, 100 Abbott Park Road, Abbott Park, Illinois 60064-6048. Due to space limitations, Reservation Forms must be received before April 21, 2006. An admission card, along with a form of photo identification, admits one person. A shareholder may request two admission cards.

To avoid a delay in the receipt of your admission card, do not return this form with your proxy card or mail it in the enclosed business envelope.

PROXY

ABBOTT LABORATORIES

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned, revoking previous proxies, acknowledges receipt of the Notice and Proxy Statement dated March 24, 2006, in connection with the Annual Meeting of Shareholders of Abbott Laboratories to be held at 9:00 a.m. on April 28, 2006, at the corporation's headquarters, and hereby appoints MILES D. WHITE and LAURA J. SCHUMACHER, or either of them, proxy for the undersigned, with power of substitution, to represent and vote all shares of the undersigned upon all matters properly coming before the Annual Meeting or any adjournments thereof.

        If the undersigned is a participant in the Abbott Laboratories Stock Retirement Plan, then this card also instructs the plan's co-trustees to vote as specified at the 2006 Annual Meeting of Shareholders, and any adjournments thereof, all shares of Abbott Laboratories held in the undersigned's plan account upon the matters indicated and in their discretion upon such other matters as may properly come before the meeting.

INSTRUCTIONS: This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Items 1 and 2 and AGAINST Items 3, 4 and 5 and in accordance with the judgment of the proxy holders on any other matters that are properly brought before the meeting.
SEE REVERSE SIDE	(Important—Please sign and date on other side.)	SEE REVERSE SIDE

ABBOTT LABORATORIES

Your vote is important. Please vote immediately.

	Vote-by-Internet			Vote-by-Telephone
1.	Log on to the internet and go to http://www.eproxyvote.com/abt	OR	1.	Call toll-free 1-877-779-8683 (within the U.S. and Canada) or 1-201-536-8073 (outside the U.S. and Canada).
2.	Follow the easy steps outlined on the secured internet site.		2.	Follow the easy recorded instructions.
Your vote is important!			Your vote is important!
Go to http://www.eproxyvote.com/abt by 11:59 p.m. 4/27/06			Call 1-877-PRX-VOTE bv 11:59 p.m. 4/27/06

Do not return your Proxy Card if you are voting by Telephone or Internet.

DETACH HERE

☒	Please mark votes as in this example.
The Board of Directors recommends that you vote FOR Items 1 and 2.
1.	Election of 13 Directors.	FOR	WITHHELD
	Nominees: (01) R.S. Austin, (02) W.M. Daley, (03) W.J. Farrell, (04) H.L. Fuller, (05) R.A. Gonzalez,	☐	☐
(06) J.M. Greenberg, (07) D.A.L. Owen, (08) B. Powell Jr., (09) W.A. Reynolds, (10) R.S. Roberts, (11) W.D. Smithburg, (12) J.R. Walter, and (13) M.D. White
For, except vote withheld from the above nominee(s).
☐
		FOR	AGAINST	ABSTAIN
2.	Ratification of Deloitte & Touche LLP as auditors.	☐	☐	☐
The Board of Directors recommends that you vote AGAINST Items 3, 4 and 5.
		FOR	AGAINST	ABSTAIN
3.	Shareholder Proposal—Pay-for-Superior-Performance	☐	☐	☐
4.	Shareholder Proposal—Political Contributions	☐	☐	☐
5.	Shareholder Proposal—The Roles of Chair and CEO	☐	☐	☐
MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐	Each joint tenant should sign; executors, administrators, trustees, etc. should give full title and, where more than one is named, a majority should sign. Please read other side before signing.
Signature:	Date:	Signature:		Date:
(If held jointly)